U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5/A
                                 Amendment No. 1

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

   Gommermann                        Richard
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   (Last)                            (First)              (Middle)

                                 515 Ash Street
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                                    (Street)

  Denver                               CO                   80220
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


     Cimetrix Incorporated, CMXX
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


     December 2001
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5.   If Amendment, Date of Original (Month/Year)


     December 2001
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                    2.                                                                                     Deriv-    of
                    Conver-                    5.                               7.                         ative     Deriv-   11.
                    sion                       Number of                        Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                 of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date               Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and    (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date    ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)             Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------             or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date       Expira-           Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-      tion              of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)    (D)   cisable    Date     Title    Shares  5)       4)        4)       4)
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Options             1.00     7/31/01  A4        50,000       7/31/01    7/31/06  common   50,000           50,000   D
                                                                                 stock
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Explanation of Responses:




           /s/ Richard Gommermann                            September 26, 2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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